Frontera Generation Limited Partnership *
                              Statement of Income
                 For the Twelve Months Ended September 30, 1999
                                   (Unaudited)
                                    ($000's)

      Project Earnings                                 $19,523

      Operating Expenses                                (9,819)

      Other Expenses                                    (3,518)
                                                      ---------
      Net Income                                       $ 6,186
                                                      =========


      * The Frontera Project engaged in commercial operations on a limited basis during the Third Quarter of 1999 and is expected to commence full operation in early 2000.